Exhibit 99.2

NEWS

For Release     Immediate


Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Daniel Murphy, Investor Relations 317.817.2893


                     Conseco shareholders elect 10 directors
            and ratify independent registered public accounting firm

Carmel, Ind., May 22, 2007 - Shareholders of Conseco, Inc. (NYSE: CNO) at the company's annual meeting today:

     o Expanded the company's board to 10 members by re-electing eight current directors and electing two new directors to serve terms expiring at next year's annual meeting; and

     o Ratified the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for 2007.

The newly re-elected directors are:

     o R. Glenn Hilliard, 64, Conseco's chairman; former chairman, chief executive officer and member of the executive committee for ING Americas; and a director since September 2003.

     o C. James Prieur, 56, Conseco's chief executive officer; and a director since September 2006.

     o Debra J. Perry, 56, former senior managing director of Moody's Investors Service; and a director since June 2004.

     o Philip R. Roberts, 65, retired; former principal of Roberts Ventures LLC (consultant for investment management firms); former chief investment officer of trust business for Mellon Financial Corporation; and a director since September 2003.

     o Neal C. Schneider, 62, former partner of Smart and Associates, LLP (business advisory and accounting firm) and independent consultant; former partner in charge of the Worldwide Insurance Industry Practice and the North American Financial Service Practice at Arthur Andersen & Co.; and a director since September 2003.

     o Michael S. Shannon, 48, managing director of KSL Capital Partners, a private equity firm specializing in travel and leisure enterprises; former director of ING Americas; and a director since September 2003.



                                     -more-

                                                                     Conseco (2)
                                                                    May 22, 2007


     o Michael T. Tokarz, 57, chairman of investment company MVC Capital, Inc.; managing member of Tokarz Group (venture capital investments); former general partner with Kohlberg Kravis Roberts & Co.; and a director since September 2003.

     o John G. Turner, 67, chairman of Hillcrest Capital Partners (private equity investment firm); former vice chairman and member of the executive committee for ING Americas; former chairman and CEO of ReliaStar Financial Corp.; and a director since September 2003.

The newly elected directors are:

     o Donna A. James, 49, president and managing director of Lardon & Associates; and a former executive with Nationwide Mutual Insurance Company and its public company subsidiary, Nationwide Financial Services, Inc.

     o Doreen A. Wright, 50, senior vice president and chief information officer of Campbell Soup Company; and a former executive with Nabisco, Inc., Prudential Insurance Company and Bankers Trust Company.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.



                                   - # # # # -